Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Critical Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.001	Other	(2)	9,820,000	(3)	$1.40	$13,748,000.00	$0.00015310	$2,104.82
Total Offering Amounts							$13,748,000.00	$0.00015310	$2,104.82
Total Fee Offsets									—
Net Fee Due									$2,104.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value $0.001 per share (the “Ordinary Shares”) of Critical Metals Corp. (the “Company” or the “Registrant”) that may become issuable by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Ordinary Shares on March 26, 2025, as reported on the Nasdaq Stock Market LLC.

(3)	Represents Ordinary Shares being registered for resale by the Selling Securityholders named in the Registration Statement. Consists of (x) 4,910,000 Ordinary Shares and (y) 4,910,000 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares.

Table 2 – Fee Offset Claims and Sources

N/A